                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)/1/
                                 Amendment No. 3

                                GATX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   361448 10 3
                         ------------------------------
                                 (CUSIP Number)

                                  July 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

                         (Continued on following pages)
                               Page 1 of 13 Pages

___________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP No. 361448 10 3                 13G                     Page 2 of 13 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren E. Buffett
--------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                    (A) [X]
                                                                      (B) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      United States Citizen
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING
                          -0-
   PERSON WITH     -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    -0-
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      -0-
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 361448 10 3                 13G                     Page 3 of 13 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Hathaway Inc.
--------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (A) [X]
                                                                       (B) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5
      SHARES              -0-
                    ------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
                          -0-
                   -------------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER
                     8
                          -0-
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]
      Not Applicable
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      -0-
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 361448 10 3                 13G                     Page 4 of 13 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OBH, Inc.
--------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                   (A) [X]
                                                                     (B) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5
                          -0-
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
                          -0-
                   -------------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER
                     8    -0-
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      -0-
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 361448 10 3                 13G                     Page 5 of 13 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Indemnity Company
--------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                     (A) [X]
                                                                       (B) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Nebraska Corporation
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       ------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY      -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
       PERSON       ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      -0-
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC, CO
--------------------------------------------------------------------------------

------------------------                                 ---------------------
  CUSIP NO.  361448 10 3            13G                    PAGE 6 OF 13 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GEICO Corporation

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8
                          -0-
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      Not Applicable                                               [_]

------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      -0-

------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      HC

------------------------------------------------------------------------------

------------------------                                 ---------------------
  CUSIP NO.  361448 10 3            13G                    PAGE 7 OF 13 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Government Employees Insurance Company

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [X]
                                                               (b) [_]

------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER

   BENEFICIALLY      6
                          -0-
     OWNED BY

                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      Not Applicable                                               [_]

------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      -0-

------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      IC
------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

      GATX Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

      500 West Monroe Street
      Chicago, Illinois 60661

Item 2(a). Name of Person Filing:
Item 2(b). Address of Principal Business:
Item 2(c). Citizenship:

      Warren E. Buffett
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      United States Citizen

      Berkshire Hathaway Inc.
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      Delaware Corporation

      OBH, Inc.
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      Delaware Corporation

      National Indemnity Company
      3024 Harney Street
      Omaha, Nebraska 68131
      Nebraska Corporation

      GEICO Corporation
      1 Geico Plaza
      Washington DC 20076
      Delaware Corporation

      Government Employees Insurance Company
      1 Geico Plaza
      Washington DC 20076
      Maryland Corporation

Item 2(d). Title of Class of Securities:

      Common Stock

Item 2(e). CUSIP Number:

      361448 10 3

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

     (a) [_] Broker or Dealer registered under Section 15 of the Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Act.

     (c) [X] Insurance Company as defined in Section 3(a)(19) of the Act.

              National Indemnity Company
              Government Employees Insurance Company

     (d)   [_]  Investment Company registered under Section 8 of the Investment
                Company Act of 1940.

     (e)   [_]  An investment advisor registered in accordance with Rule 13d-1
                (b)(1)(ii)(E);

     (f)   [_]  An employee benefit plan or endowment fund in accordance with
                Rule 13d-1(b)(1)(ii)(F);

     (g)   [X]  A parent holding company or control person in accordance with
                Rule 13d-1(b)(1)(ii)(G);

                Geico Corporation
                OBH, Inc.
                Berkshire Hathaway Inc.
                Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

     (h)   [_]  A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act;

     (i)   [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   [X]  Group in accordance with Rule 13d-1(b)(1)(ii)(J).

                See Exhibit A

Item 4.  Ownership.

     Warren E. Buffett

     (a) Amount Beneficially Owned:

         -0-

     (b) Percent of Class:

         -0-

     (c) Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               -0-

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               -0-

     Berkshire Hathaway Inc.

     (a) Amount Beneficially Owned:

         -0-

     (b) Percent of Class:

         -0-

     (c) Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               -0-

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               -0-

     OBH, Inc.

     (a) Amount Beneficially Owned:

         -0-

     (b) Percent of Class:

         -0-

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               -0-

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               -0-

     National Indemnity Company

     (a) Amount Beneficially Owned:

         -0-

     (b) Percent of Class:

         -0-

     (c) Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               -0-

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  Shared power to dispose or to direct the disposition of:

               -0-

     GEICO Corporation

     (a) Amount Beneficially Owned

         -0-

     (b) Percent of Class

         -0-

     (c) Number of shares as to which person has:

         (i)   Sole power to vote or to direct the vote:

               -0-

         (ii)  Shared power to vote or direct the vote:

               -0-

         (iii) Sole power to dispose or direct the disposition of:

               -0-

         (iv)  Shared power to dispose or direct the disposition of:

               -0-

     Government Employees Insurance Company

     (a) Amount Beneficially Owned

         -0-

     (b) Percent of Class

         -0-

     (c) Number of shares as to which person has:

         (i)   Sole power to vote or to direct the vote:

               -0-

         (ii)  Shared power to vote or direct the vote:

               -0-

         (iii) Sole power to dispose or direct the disposition of:

               -0-

         (iv)  Shared power to dispose or direct the disposition of:

               -0-

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

     See Exhibit A

Item 8.  Identification and Classification of Members of the Group.

     See Exhibit A

Item 9.  Notice of Dissolution of Group.

     Not Applicable

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 10th day of August, 2003

    /s/ Warren E. Buffett
-------------------------
Warren E. Buffett

BERKSHIRE HATHAWAY INC.                    OBH, INC.

By: /s/ Warren E. Buffett                  By: /s/ Warren E. Buffett
    ---------------------                      ---------------------
    Warren E. Buffett                          Warren E. Buffett
    Chairman of the Board                      Chairman of the Board


NATIONAL INDEMNITY COMPANY                 GEICO CORPORATION

By: /s/ Warren E. Buffett                  By: /s/ Warren E. Buffett
    ---------------------                      ---------------------
    Warren E. Buffett                          Warren E. Buffett
    Chairman of the Board                      Chairman of the Board

                                           GOVERNMENT EMPLOYEES INSURANCE
                                           COMPANY

                                           /s/ Warren E. Buffett
                                           ---------------------
                                           Warren E. Buffett
                                           Chairman of the Board

                                    Exhibit A

                             MEMBERS OF FILING GROUP

PARENT HOLDING COMPANY:

GEICO Corporation
Berkshire Hathaway Inc.

OBH, Inc.

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company
Government Employees Insurance Company

                                  SCHEDULE 13G

                                    EXHIBIT B

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

     The undersigned persons agree and consent to the joint filing on their behalf of this Amendment No. 3 to Schedule 13G in connection with their beneficial ownership of the Common Stock of GATX Corporation.

Dated: August 10, 2003                 /s/ Warren E. Buffett
                                       ---------------------------------------
                                       Warren E. Buffett


                                       Berkshire Hathaway Inc.

Dated: August 10, 2003                 /s/ Warren E. Buffett
                                       ---------------------------------------
                                       By: Warren E. Buffett
                                       Title: Chairman of the Board

                                       OBH, Inc.

Dated: August 10, 2003                 /s/ Warren E. Buffett
                                       ---------------------------------------
                                       By: Warren E. Buffett
                                       Title: Chairman of the Board


                                       National Indemnity Company

Dated: August 10, 2003                 /s/ Warren E. Buffett
                                       ---------------------------------------
                                       By: Warren E. Buffett
                                       Title: Chairman of the Board


                                       GEICO Corporation

Dated: August 10, 2003                 /s/ Warren E. Buffett
                                       ---------------------------------------
                                       By: Warren E. Buffett
                                       Title: Chairman of the Board


                                       Government Employees Insurance Company

Dated: August 10, 2003                 /s/ Warren E. Buffett
                                       ---------------------------------------
                                       By: Warren E. Buffett
                                       Title: Chairman of the Board